Exhibit 99.(n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Aetos Multi-Strategy Arbitrage Fund, LLC, Aetos Distressed Investment Strategies Fund, LLC, and Aetos Long/Short Strategies Fund, LLC of our report dated March 30, 2022, relating to the financial statements and financial highlights, which appears in Aetos Multi-Strategy Arbitrage Fund, LLC, Aetos Distressed Investment Strategies Fund, LLC, and Aetos Long/Short Strategies Fund, LLC’s Annual Report on Form N-CSR for the year ended January 31, 2022. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm and Legal Counsel" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

May 31, 2022